SCHEDULE 14A
                           (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
         Securities Exchange Act of 1934 (Amendment No. ___)

[X]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec.
     240.14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                    SHAW INDUSTRIES, INC.
            (Name of Registrant as Specified in Charter)

-----------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Notes:

                               [SHAW LOGO]


To the Shareholders:
        You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held at the administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia, on Thursday, April 30, 1998, at 11:00 a.m., local time.
          The principal business of the meeting will be to elect directors. During the meeting we will review the results of the past year and report on significant aspects of our operations during the first quarter of fiscal 1998.
          We would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.


                                Sincerely yours,

                                /s/ ROBERT E. SHAW
                                ROBERT E. SHAW
                                Chairman of the Board of Directors
                                and Chief Executive Officer
April 3, 1998

                         SHAW INDUSTRIES, INC.
                         616 East Walnut Avenue
                          Dalton, Georgia 30720

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             April 30, 1998

          The 1998 Annual Meeting of Shareholders of Shaw Industries, Inc. will be held on Thursday, April 30, 1998, at 11:00 a.m., at the principal administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia.
          The meeting is called for the following purposes:
          1. To elect four directors to Class II of the Board of Directors for a three-year term.
          2. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).
          The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                By order of the Board of Directors,



                                /s/ BENNIE M. LAUGHTER
                                BENNIE M. LAUGHTER
                                Secretary

April 3, 1998

          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR STOCK WILL BE REPRESENTED.

                             PROXY STATEMENT
                          SHAW INDUSTRIES, INC.
                         616 East Walnut Avenue
                          Dalton, Georgia 30720

          The enclosed proxy is solicited by the Board of Directors of Shaw Industries, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on April 30, 1998, at 11:00 a.m., local time, at the administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned and not revoked will be voted. Such proxies will be voted in accordance with the directions, if any, given by such shareholders, and if directions are not given, will be voted in favor of the proposal to elect as directors the persons specified herein.
          This proxy statement and proxy and the accompanying notice were first mailed to shareholders on or about April 3, 1998.

                VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS
          March 27, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment(s). As of the record date, the Company had outstanding and entitled to vote at the meeting 120,514,104 shares of Common Stock, each share being entitled to one vote (the "Common Stock"). The holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.
          Under Georgia law, directors are elected by a plurality of the votes cast by holders of share entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. Accordingly, if authority to vote for one or more nominees is withheld on a proxy card, no vote will be cast with respect to the shares represented by that proxy card and the outcome of the election will not be affected.
          The following table sets forth information concerning those persons known by management of the Company to own beneficially more than 5% of the Common Stock, the directors and director nominees of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as a group. Such information is given as of March 15, 1998. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                Name and Address of                                   Amount and Nature of                      Percent of
                 Beneficial Owner                                     Beneficial Ownership                        Class

Oppenheimer Capital (1)                                                    19,976,604                             16.6
AMVESCAP PLC (2)                                                            8,785,575                              7.3
Robert E. Shaw (3)                                                          7,281,188(4)                           6.0
J. C. Shaw (5)                                                              8,232,556(6)                           6.8
J. Hicks Lanier                                                                 9,000                               *
R. Julian McCamy                                                            3,166,019(7)                           2.6
Thomas G. Cousins                                                              41,000                               *
S. Tucker Grigg                                                             1,978,852(8)                           1.6
William C. Lusk, Jr.                                                          603,160(9)                            *
W. Norris Little                                                              426,355                               *
Robert R. Harlin                                                                  508                               *
Robert J. Lunn                                                                  1,000                               *
Vance D. Bell                                                                  80,484                               *
Kenneth G. Jackson                                                              3,300                               *
All executive officers and
    directors as a group (16 persons)                                      21,892,461                             18.2

(1) Oppenheimer Capital's address is Oppenheimer Tower, World Financial Center, New York, New York 10281. Based on Schedule 13G, filed by the indicated person, which reported beneficial ownership as of December 31, 1997.
(2) AMVESCAP PLC's address is 11 Devonshire Square, London EC2M 4YR, England. Based on Schedule 13G, as amended, filed by the indicated person and affiliates, which reported beneficial ownership as of December 31, 1997.
(3)  Mr. Shaw's address is 107 South Wildberry Road, Rocky Face, Georgia
     30740.
(4)  Includes 567,840 shares owned by Mr. Shaw's spouse.
(5)  Mr. Shaw's address is 721 West Avenue, Cartersville, Georgia 30120.
(6) Includes 66,572 shares owned by Mr. Shaw's spouse, 43,765 held in trust for Mr. Shaw's grandchildren, and 3,999,050 shares held in a grantor retained annuity trust. Mr. Shaw has sole voting power with respect to the shares held in the annuity trust.
(7) Includes 1,369,119 shares owned by Mr. McCamy's spouse and 427,236 shares held in trust for Mr. McCamy's children. Mr. McCamy disclaims beneficial ownership of the shares held by his spouse and in trust for his children.
(8) Includes 1,328,780 shares owned by the estate of Mr. Grigg's deceased spouse and 58,520 shares held in trust for his children. Mr. Grigg disclaims beneficial ownership of the shares held by the estate of his spouse and in trust for his children.
(9) Includes 8,528 shares owned by Mr. Lusk's spouse, as to which Mr. Lusk shares voting and investment powers, and 8,400 shares held for Mr. Lusk's grandchildren.

               PROPOSAL 1. ELECTION OF CLASS OF DIRECTORS

Nominees
          The Board of Directors of the Company is divided into three classes of directors with staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. At the Annual Meeting of Shareholders this year, there are four nominees in Class II. The Class I and other Class III directors have one year and two years, respectively, remaining on their terms of office.
          It is the intention of the persons named as proxies to vote their proxies for the election of J. Hicks Lanier, R. Julian McCamy, Thomas G. Cousins and Tucker S. Grigg as Class II directors. All of the Class II nominees currently serve as directors. In the event any of the nominees refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.
          The Board of Directors recommends a vote FOR the election of the nominees named below as Class II directors.
          The following section sets forth the names, ages, occupations and employment during the last five years of each of the nominees and the directors in Class I and Class III, the period during which each has served as a director of the Company and other directorships held.

                          Nominees for Class II
                          (Term Expiring 2001)

J. HICKS LANIER
Director since 1986                          Age: 57
Mr. Lanier is Chairman of the Board, President and Chief Executive Officer of Oxford Industries, Inc., an apparel manufacturer. Mr. Lanier also serves as a director of SunTrust Banks of Georgia, Inc., Genuine Parts Company and Crawford & Company.

R. JULIAN McCAMY
Director since 1986                          Age: 66
Mr. McCamy is President of McCamy Properties, Inc., a real estate development company.

THOMAS G. COUSINS
Director since 1992                          Age: 66
Mr. Cousins is Chairman of the Board and Chief Executive Officer of Cousins Properties Incorporated, a real estate development company. Mr. Cousins also serves as a director of NationsBank Corporation.

S. TUCKER GRIGG
Director since 1992                          Age: 61
Mr. Grigg is self-employed as a manufacturer of advertising and marketing displays, furniture and bedding.

Members of the Board of Directors Continuing in Office
                                 Class I
                          (Term Expiring 1999)
J. C. SHAW
Director since 1967                          Age: 68
Mr. Shaw has been Chairman Emeritus of the Board of the Company since April 27, 1995, and served as Chairman of the Board of the Company for more than five years prior thereto.

ROBERT E. SHAW
Director since 1967                          Age: 66
Mr. Shaw has been Chairman of the Board and Chief Executive Officer of the Company since April 27, 1995, and served as President and Chief Executive Officer of the Company for more than five years prior thereto. He is also a director of Oxford Industries, Inc., an apparel manufacturer.

ROBERT J. LUNN
                                             Age: 51
Mr. Lunn is Managing Director of Lunn Partners, LLC, in Chicago, Illinois. Previously, he had been a Managing Director of Lehman Brothers from 1994 to 1996 and a Managing Director with Morgan Stanley for more than five years previous to that.

                                Class III
                          (Term Expiring 2000)

W. NORRIS LITTLE
Director since 1979                          Age: 66
Mr. Little has been President and Chief Operating Officer of the Company since January 24, 1996, and served as Senior Vice President, Operations of the Company for more than five years prior thereto.

WILLIAM C. LUSK, JR.
Director since 1973                          Age: 62
Mr. Lusk is the retired Senior Vice President and Treasurer of the Company.

ROBERT R. HARLIN
Director since 1967                          Age: 65
Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer &
Murphy LLP.

Certain Relationships
          Messrs. J. C. Shaw and Robert E. Shaw are brothers. Messrs. McCamy and Grigg are brothers-in-law of Messrs. J. C. Shaw and Robert E. Shaw.
          Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer & Murphy LLP, which has served as counsel for the Company since its inception.

Meetings and Committees
          During the past fiscal year, the Board of Directors met six times. The executive committee consisted of Messrs. J. C. Shaw, Robert E. Shaw, Harlin, Little and Lanier and did not meet during the past fiscal year. The executive committee functions with substantially all of the powers and duties of the Board of Directors; however, the committee lacks authority to amend the Articles of Incorporation or Bylaws of the Company, fill vacancies on the Board of Directors, approve or propose to shareholders action for which shareholder approval is required by law or approve mergers that do not require shareholder approval. The executive committee recommends individuals to the Board of Directors for consideration as nominees to the Board of Directors. No formal procedure for shareholder recommendations regarding nominees to the Board of Directors has been adopted. The executive committee would consider any such shareholder recommendations if submitted in writing, addressed to the chairman of the executive committee at the Company's principal offices.
          The audit committee consists of Messrs. Lanier, McCamy and Harlin. The audit committee met twice during the past fiscal year. The audit committee is responsible for reviewing the financial statements of the Company, for evaluating the Company's internal control systems and procedures and for coordinating and approving the activities of the Company's auditors. This committee also approves services other than normal audit services performed by the Company's auditors.
          The compensation committee consists of Messrs. Cousins, Grigg and Lunn. The compensation committee met three times during the past fiscal year. This committee is responsible for setting and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and administering the Company's stock option plans.

Director Compensation
          During fiscal 1997, each nonmanagement director received an annual fee of $24,000, half of which was received in the form of Common Stock of the Company, a fee of $1,000 for each board meeting attended and a fee of $750 for each committee meeting attended. Each management director received a fee of $1,000 for each board meeting attended. The Company paid ordinary and necessary travel expenses for directors to attend board and committee meetings.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its officers, directors and greater than 10% shareholders complied during fiscal 1996 with all applicable
Section 16(a) filing requirements.

                         EXECUTIVE COMPENSATION
          This section of the proxy statement discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers with respect to the fiscal year ended January 3, 1998 (together, these persons are sometimes referred to as the "named executives").

                       Summary Compensation Table

                                                                       Annual                    Long-Term
                                                                    Compensation                Compensation
                                                                                                   Options/            All
Other
                                             Fiscal           Salary            Bonus                SARs
Compensation
            Name and Position                 Year             ($)             ($) (1)               (#)                ($) (2)

Robert E. Shaw                                1997           1,000,000           500,000                0                4,750
    Chairman and                              1996           1,000,000         1,000,000             8,000               4,750
    Chief Executive Officer                   1995           1,000,000           750,000             6,000               4,620
W. Norris Little                              1997             625,000           250,000                0                4,750
    President and Chief                       1996             588,000           625,000             8,000               4,750
    Operating Officer                         1995             588,000           315,000             6,000               4,620
William C. Lusk, Jr.                          1997             588,000                 0                0                4,750
    Senior Vice President                     1996             588,000           441,000             8,000               4,750
    and Treasurer                             1995             588,000           315,000             6,000               4,620
Vance D. Bell                                 1997             450,000           200,000            15,000               4,750
    Vice President,                           1996             450,000           334,000             8,000               4,750
    Marketing                                 1995             446,000           250,000             6,000               4,620
Kenneth G. Jackson(3)                         1997             380,000           200,000            15,000              4,750
    Vice President,                           1996             295,000           150,000                0                   0
    Chief Financial Officer

(1) Annual bonus compensation is reported with regard to the respective fiscal year in which the bonus is earned.
(2) The amounts in this column represent the Company's matching contributions to the retirement savings plan accounts of the named executives.
(3) Mr. Jackson joined the Company in February, 1996, as Vice President and Chief Financial Officer. Previously, he had been a partner with Arthur Andersen LLP for more than five years.

          This table presents information regarding options granted during fiscal 1997 to purchase shares of the Company's Common Stock. The Company has no outstanding SARs and granted no SARs during fiscal 1997. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                      Option Grants in Fiscal 1997

                                          Individual Grants                                                     Potential
Realizable
                                                                                                                 Value at
Assumed
                                                          % of Total                                           Annual Rates of
Stock
                                                           Options                                            Price
Appreciation for
                                       Options            Granted to           Exercise                             Option Term
                                       Granted           Employees in           Price         Expiration           5%
10%
           Name                         ($)(1)           Fiscal Year            ($/Sh)           Date             ($)
($)

Mr. R.E. Shaw                                0                --                    --               --               --
--
Mr. Little                                   0                --                    --               --               --
--
Mr. Lusk                                     0                --                    --               --               --
--
Mr. Bell                                15,000              0.60                10.625          7/23/07          100,215
254,003
Mr. Jackson                             15,000              0.60                10.625          7/23/07          100,215
254,003

(1   The options were granted at fair market value as of the date of grant.

          This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1997 and the value of unexercised options held at January 3, 1998. There were no SARs outstanding during fiscal 1997.

             Aggregated Option Exercises in Fiscal 1997 and
                    1997 Fiscal Year-End Option Value



                                                                                                   Number of    Value of
Unexercised
                                                                                                  Unexercised   In-the-Money
Options
                                                                                                 Options at FY-        at
FY-End
                                                                                                    End (#)              ($)(1)
                                          Shares Acquired
                                            on Exercise                Value Realized             Exercisable/
Exercisable/
          Name                                  (#)                         ($)                  Unexercisable
Unexercisable

Mr. R.E. Shaw                                    0                          0                       22,000/0              0/0
Mr. Little                                       0                          0                       22,000/0              0/0
Mr. Lusk                                         0                          0                       22,000/0              0/0
Mr. Bell                                         0                          0                    22,000/15,000
0/15,000
Mr. Jackson                                      0                          0                       0/15,000
0/15,000

(1) Value of Unexercised, In-the-Money Options at 1/3/98 is calculated as follows: [(Per Share Closing Sale Price on 1/2/98) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price reported by The New York Stock Exchange on January 2, 1998 was $11.625. The closing sale price for January 2, 1998 was used in this calculation because the Company's fiscal year 1997 ended on a Saturday.

Deferred Compensation Plan
          The Company maintains a deferred compensation plan to attract and retain key employees. Key employees selected by the Board of Directors are entitled to receive upon death, retirement or the onset of total disability an amount of cash compensation set by the Board. The plan provides that the amount of deferred compensation will be based upon the average of the three highest years of income over the last five years prior to death, disability or retirement. The amount of deferred compensation may not exceed, unless the Board specifically approves, twice such average amount. Deferred compensation will be paid monthly over a ten-year period or, as otherwise determined by the Compensation Committee of the Board of Directors. All deferred compensation is forfeitable if the employee should voluntarily resign or be terminated for cause. Each of the named executives has entered into an agreement providing for deferred compensation under this plan. Because the amount of deferred compensation payable to a participant is generally contingent upon future employment and is based upon future earnings, it is not possible to estimate future benefits.

                      COMPENSATION COMMITTEE REPORT
          The compensation committee of the Board of Directors of the Company has prepared the following report on executive compensation. This report describes the Company's current executive compensation program, including the underlying philosophy of the program and the criteria on which executive compensation was based. This report also discusses in detail the compensation paid to the Company's Chairman and Chief Executive Officer, Mr. Robert E. Shaw, during the most recent fiscal year.
          The compensation committee of the Company's Board of Directors (the "Committee") consists of three directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers. The Committee's determinations are reviewed with and approved by all of the Company's non-employee directors, who constitute a majority of the Board.
          The senior management compensation program is administered by the Committee. The Committee consists of non-employee directors who are not eligible to participate in any of the management compensation programs. The Committee is responsible for the establishment, review and oversight of all senior management compensation and benefit policies, plans, programs and agreements. The Committee meets at least semi-annually to evaluate, review and act on senior management compensation and benefit matters.
          The senior management compensation program consists of base salary, annual incentive and stock-based awards based on the performance of the Company and the responsibility, experience, skills and performance of participating individuals. These plans utilize competitive peer group information, maximum incentive pay levels, and stock award guidelines are established and administered to reinforce the alignment of the interests of senior management employees with the performance of the Company and the interests of its shareholders. The peer institutions used for comparison are other publicly held companies of similar size, including but not limited to, household furnishings companies of similar size, located in the Southeast and elsewhere in the United States, some of which are included in the S & P Household Furnishings Index used in the performance graph, below.
          The Committee's policy regarding compensation of the Company's officers is to provide generally competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability; that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality; and that support the Company's primary goal, to increase shareholder value.
          The executive compensation program includes three components which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These components are base salary, short-term incentive awards in the form of semi-annual cash bonuses and long-term incentive awards in the form of stock option grants, each of which is discussed in more detail below.
          The Company submitted the Bonus Compensation Plan for Executive Officers (the "Senior Management Incentive Plan") to the shareholders for approval at the 1995 Annual Meeting of Shareholders and submitted the stock incentive plan to the shareholders for approval at the 1997 Annual Meeting of Shareholders to qualify compensation that may be paid to executive officers under such plans as performance-based incentive compensation for federal income tax purposes and, therefore, maximize the tax deductibility of compensation to executive officers. The shareholders approved the Senior Management Incentive Plan and the stock incentive plan.

          The Committee has determined that the Company's senior management compensation programs, plans and awards are within conventional standards of reasonableness and competitive necessity.
          A description of each of the major elements of the senior management compensation program and its specific relationship to corporate performance, and a summary of the decisions and actions taken by the Committee with regard to 1997 senior management compensation and the Chief Executive Officer's compensation, are set forth below.

Base Salaries
          The Committee reviews various publicly available studies by compensation consulting firms and public information from other sources regarding compensation levels for publicly held companies of similar size located in the Southeast and elsewhere in the United States. The Committee establishes the salaries of the named executives and, upon a review of the recommendations of the Company's senior executives, approves the salaries of other executive officers. Individual salaries are determined by the Committee's assessment of the individual's experience level, the scope and complexity of the position held and the range of salaries for similar positions in publicly held companies of similar size. While the Committee does not target executive officers' salaries at any particular point in the range of salaries paid by the companies used for comparative purposes, the 1997 salary levels for the Company's executive officers corresponded to the middle of the comparative range. The Committee believes that publicly held companies of similar size represent the Company's competitors for executive talent and that a review of the compensation practices of such companies is more relevant than a review of the compensation practices of companies of various sizes in the carpet industry, many of which are private, or of companies of various sizes included in the Standard & Poor's Household Furnishings Index.
          Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans and the Company's ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary within the salary range, and the time interval and any added responsibilities since the last merit increase. The salary increases during 1997 for certain executives, including the named executives, were based on an evaluation by the Committee of the above described factors.

Short-Term Incentive Program
          The goal of the short-term incentive, or discretionary bonus, program is to place a portion of officers' total cash compensation at risk to encourage and reward a continued high level of performance each year and to further encourage a continued high level of performance in future years. Individual incentive amounts are determined by the Committee in its discretion based primarily upon its assessment of the performance of the Company and, to a lesser extent, the performance of the Company relative to the performance of other companies in the carpet industry and the individual's organizational responsibility and personal performance. In evaluating the Company's performance, the Committee considers sales growth, return on equity, return on assets, stock performance, total shareholder return and growth in earnings per share. No specific weight is assigned to any of such performance factors and no specific target levels with respect to such performance factors must be attained before a bonus is awarded under the program. Cash bonuses for all executive officers are paid either annually or semi-annually. The maximum bonus payable to executive officers participating in this program is 50% of base salary.
          Certain members of senior management participate in the Senior Management Incentive Plan, which was approved by the shareholders at the 1995 Annual Meeting. Executive officers selected for participation in the Senior Management Incentive Plan do not participate in the bonus program described above. Personal award opportunities pursuant to this plan are based upon the performance criteria applicable to the Company, the individual performance of each participant and related business unit performances. The resulting individual performance evaluation factor may reduce, but not increase, the employee's award.

Long-Term Incentive Program
          Incentive stock options are the basis for the Company's long-term incentive program. The Committee periodically grants stock options at no less than fair market value at the date of grant with a vesting period of one to four years. The option program is designed to link officer compensation to long-term shareholder value and focus management attention on long-term Company performance. Stock options are also granted to encourage and facilitate personal stock ownership by the executive officers and thus streng then both their personal commitment to the Company and their longer term perspective. The size of the grants is based on individual levels of responsibility and the potential for the officer to contribute to the future success of the Company. The Committee initially determines the aggregate number of options to be granted to all officers and employees of the Company during a particular fiscal year. Of that total, the Committee grants options of identical size to groups of executive officers, other officers and other employees having similar levels of responsibility. Subject to the foregoing parameters, the number of options granted to individual officers is determined by the Committee without regard to the number of options previously granted. The Committee believes the total compensation of officers, including the value of options, if any, at the date of grant, is competitive with total compensation paid by other major corporations. The amount of any gain that officers ultimately realize from incentive options depends solely on the future performance of the Company's Common Stock.
          In 1997, the Committee awarded no stock options to the Chief Executive Officer. Other members of senior management, including certain named executives, received stock options to purchase 15,000 shares each.
          As of February 28, 1998, approximately 4,500,000 shares of Common Stock were available for issuance under the Company's existing stock plans.
          The Committee believes that the three components of compensation described above provide total compensation that is competitive with the total compensation paid by other publicly held companies of similar size, effectively link officer and shareholder interests through equity-based plans and provide incentives that are consistent with the long-term investment horizons of the Company's business.

1997 Chief Executive Officer Compensation
          The Compensation Committee believes that Mr. R.E. Shaw's compensation as Chief Executive Officer appropriately reflects individual and Company performance in the short and longer term. The Performance Graph following this report, which depicts the cumulative total return to the Company's shareholders as compared to returns of other market indices, illustrates the Company's performance over the past five fiscal years.
          In determining Mr. Shaw's base salary and bonus for fiscal 1997, the Committee considered both the Company's overall performance and Mr. Shaw's individual performance using the same criteria as it used for the other named executive officers as described above. It also considered the compensation received by chief executive officers of other publicly held companies of similar size, as well as incentive levels considered appropriate by the Committee, in establishing Mr. Shaw's total compensation.
          The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing the base salary, incentive and stock awards of the Chief Executive Officer for 1997, the Committee considered the Company's overall performance, success in meeting strategic objectives and the incumbent's personal leadership and accomplishments. These factors were considered in conjunction with the Company's financial results for 1997 in relation to the established business plan and in comparison with the performance of peer organizations. Mr. Shaw's 1997 management incentive plan award was based on the above considerations and the Company's achieving and surpassing its annual performance goals as described above in this report.

Deductibility of Executive Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Committee, and certification by the Committee that performance standards were satisfied. The Company's stock plans and its Senior Management Incentive Plan have been approved by the shareholders and it is the Committee's understanding that all executive officers' compensation paid or awarded by the Company will be deductible. While it is possible for the

Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

                         COMPENSATION COMMITTEE
                BOARD OF DIRECTORS, SHAW INDUSTRIES, INC.
                      Thomas G. Cousins - Chairman
                             S. Tucker Grigg
                             Robert J. Lunn

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Mr. Robert E. Shaw, Chairman and Chief Executive Officer of the Company, serves on the Stock Option and Compensation Committee of the Board of Directors of Oxford Industries, Inc., a company whose Chairman, President and Chief Executive Officer, Mr. J. Hicks Lanier, serves on the Board of Directors of the Company.

                            PERFORMANCE GRAPH
          The following graph indicates the Company's cumulative total return to shareholders over the last five fiscal years, as compared to cumulative total returns for the Standard and Poor's 500 Index and the Standard and Poor's Household Furnishings Index.

[PERFORMANCE GRAPH GOES HERE]

                                    1992        1993        1994     1995        1996      1997

Shaw Industries, Inc.             $100.00     $155.94     $ 92.13   $ 93.16    $ 76.76    $ 77.02
Standard and Poor's 500 Index     $100.00     $110.03     $111.53   $153.45    $188.68    $251.65
Standard and Poor's Household     $100.00     $143.92     $116.83   $142.37    $131.68    $193.81
Furnishings and Appliances Index

*Assumes $100 invested on January 1, 1992 in Shaw Industries common stock, the Standard and Poors 500 Index and the Standard and Poors Household Furnishings Index.

                                AUDITORS
         The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its organization and the Board of Directors intends to reappoint this firm for fiscal 1998. The appointment of auditors is a matter of determination by the Board of Directors and is not being submitted to the shareholders for approval or ratification. A representative of this firm is expected to attend the meeting to respond to questions from shareholders and to make a statement if he so desires.
                          SHAREHOLDER PROPOSALS
          Any proposals from shareholders to be considered for presentation at the 1999 Annual Meeting of Shareholders, and inclusion in the Company's 1998 proxy materials must be received at the principal executive offices of the Company, Mail Drop 061-18, P.O. Drawer 2128, Dalton, Georgia 30722-2128, a reasonable time before the solicitation of proxies for such meeting is commenced by the Company, but, in any event, not later than December 4, 1998.

                              MISCELLANEOUS
          Management does not know of any other matters to be presented at the meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the meeting or any adjournment(s), it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
          The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.

                              ANNUAL REPORT
          The Annual Report (which is not part of the proxy soliciting material) of the Company for fiscal 1997 is being mailed to the Company's shareholders with this proxy statement.


                                         /s/BENNIE M. LAUGHTER
                                         BENNIE M. LAUGHTER
                                         Secretary

Dalton, Georgia
April 3, 1998

[ATTACHMENT -- PROXY CARD]
[SIDE ONE]
[BOX WITH X] PLEASE MARK VOTES
             AS IN THIS EXAMPLE

[SHAW LOGO]

RECORD DATE SHARES:


Please be sure to sign and date this Proxy.    Date: April           , 1998

Shareholder sign here                          Co-owner sign here


                                                         With-  For All
                                                   For    hold   Except
1.   Election of four Class II Directors:          [ ]    [ ]     [ ]


J. HICKS LANIER, R. JULIAN MCCAMY,
THOMAS G. COUSINS, S. TUCKER GRIGG

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK THE
"FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN E LIST PROVIDED ABOVE.)

2. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to the voting thereof.


Mark box at right if address change has been noted on the
reverse side of this card.                                    [ ]


DETACH CARD

SHAW INDUSTRIES, INC.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. There are a number of issues related to the management and operation of your Company that require your immediateattention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, April 30, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


/s/ROBERT E. SHAW
Robert E. Shaw
Chairman of the Board of Directors and Chief Executive Officer

[SIDE TWO]
PROXY

PROXY
SHAW INDUSTRIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Robert E. Shaw and J.C. Shaw and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Shaw Industries, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Shaw Industries, Inc., to be held at the administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia at 11:00 o'clock a.m., on April 30, 1998 and at any adjournment(s) thereof.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE
NOMINEES.

IMPORTANT:PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR THEREON. IF SHARES ARE HELD BY MORE THAN ONE OWNER, EACH MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.

HAS YOUR ADDRESS CHANGED?

_____________________________________________

_____________________________________________

_____________________________________________